Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
A Smart Move, L.L.C.
Denver, Colorado
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated January 13, 2006, relating to the financial statements of A Smart Move, L.L.C. which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

Anton Collins Mitchell LLP
Denver, Colorado
February 9, 2006